Exhibit 10.17

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (this Agreement) is made as of April 19, 2020, by and between KLX Energy Services Holdings, Inc., a Delaware corporation (the Company), and Thomas P. McCaffrey (the Executive). This Agreement shall become effective as of the Effective Date (as defined below).

RECITALS

WHEREAS, on September 14, 2018, the Company and the Executive entered into that certain employment letter agreement (the Employment Letter), pursuant to which the Company agreed to employ the Executive on a full-time basis as the Senior Vice President and Chief Financial Officer of the Company and its subsidiaries;

WHEREAS, the Executive, having provided services to the Company since September 14, 2018 pursuant to the Employment Letter, has agreed to continue providing services as the Senior Vice President and Chief Financial Officer of the Company and its subsidiaries, and has further agreed to commence providing services to the Company as of May 1, 2020 (the Effective Date) in the capacity of the President and Chief Executive Officer of the Company and its subsidiaries, and the Company wishes to procure such services;

WHEREAS, the Company has determined that it is in the best interests of the Company that the Executive become the President and Chief Executive Officer, and continue as the Chief Financial Officer, as of the Effective Date pursuant to the terms and conditions of this Agreement, which shall supersede in its entirety the Employment Letter, except as otherwise provided herein;

WHEREAS, reference is made to (i) that certain KLX Energy Services Holdings, Inc. 2018 Proprietary Rights Agreement by and between the Executive and the Company, dated September 14, 2018 (the 2018 Proprietary Rights Agreement), attached hereto as Exhibit A, and hereby incorporated by reference and (ii) that certain form of separation and mutual release agreement (the Release Agreement) attached as Exhibit A to the Employment Letter, and attached hereto as Exhibit B; and

WHEREAS, by virtue of the Executive’s position with the Company, the Executive will have regular access to and use of the Company’s confidential information and trade secrets, and the Company has a legitimate interest in protecting its confidential information and trade secrets by prohibiting the Executive from assisting, whether directly or indirectly, a competitor or competing with the Company for a reasonable period after the termination of the Executive’s employment.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.         Employment. Subject to Section 4 of this Agreement, the Company shall employ the Executive as its President and Chief Executive Officer, and continue to employ the Executive as its Chief Financial Officer, and the Executive shall perform services for and continue in the employment of the Company commencing on the Effective Date until the third (3rd) anniversary of the Effective Date, and the Executive’s employment hereunder shall automatically be extended on the first anniversary date of the Effective Date and on each subsequent anniversary of the Effective Date for additional one (1) year periods, until either the Company or the Executive gives the other party at least thirty (30) days’ written notice prior to the anniversary of the Effective Date of any such year of its or his desire to not renew the then current term of this Agreement, unless the Executive’s employment is terminated earlier pursuant to this Agreement as hereinafter set forth. For purposes of this Agreement, the term “Employment Period” shall mean the initial three (3) year period and all extensions thereof, if any, as aforesaid, provided that the Executive continues to be employed by the Company.

2.         Position and Duties. The Executive shall serve the Company in the capacity of President and Chief Executive Officer and Chief Financial Officer and shall be accountable to, and shall have such other powers, duties and responsibilities, consistent with this capacity as may from time to time be prescribed by, the Board of Directors of the Company (the Board). In addition, the Board will take such action as may be necessary to appoint the Executive as a member of the Board as of the Effective Date. Thereafter, during the Employment Period, the Board will nominate the Executive for re-election as a member of the Board at the expiration of the then-current term, except to the extent prohibited by legal or regulatory requirements. The Executive will not be entitled to any additional compensation for such Board service during the Employment Period. The Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such powers, duties and responsibilities. The Executive shall devote all of his working time and efforts to the business and affairs of the Company.

3.         Compensation.

(a)      Salary. During the Employment Period, the Executive shall receive a salary (the Salary) payable at the rate of Five Hundred Thousand Dollars ($500,000) per annum. The Salary may be adjusted from time to time by the compensation committee of the Board (the Compensation Committee), provided, however, that it shall at no time be adjusted below the Salary then in effect. The Salary shall be paid biweekly or in accordance with the Company’s then current payroll practices, less all required deductions. The Salary shall be pro-rated for any period of service less than a full year.

(b)      Incentive Bonus. During the Employment Period, the Executive may receive an incentive target bonus for each fiscal year or portion thereof during which the Executive has been employed hereunder as determined by the Compensation Committee at the end of the applicable fiscal year, with the target annual incentive opportunity to be no less than one hundred percent (100%) of the Executive’s then current Salary (the Target Bonus), in accordance with the Company’s executive bonus plan then in effect. The incentive bonus shall be paid in accordance with Company policy, but in no event later than March 15th of the year following the year in which it is earned.

(c)      Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him on behalf of the Company in accordance with the Company’s then current policies.

(d)      Benefits. During the Employment Period, the Executive shall be entitled to participate in or receive benefits under any life or disability insurance, health, pension, retirement, accident, deferred compensation, and other employee benefit plans, programs or arrangements made generally available by the Company to its executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements in effect from time to time. During the Employment Period, the Executive shall be entitled to reimbursement of financial and estate planning costs and expenses, and entitled to all rights and benefits pursuant to the Company’s travel policies, including without limitation, personal and business use of the Company’s corporate aircraft. In accordance with the Company’s policies in effect from time to time, the Executive shall also be entitled to paid vacation in any fiscal year during the Employment Period as well as all paid holidays given by the Company to its executives; provided that the Executive’s prior employment and service with each of B/E Aerospace, Inc. and KLX Inc. will be taken into account with respect to the Executive’s annual paid time off entitlement.

(e)      Automobile. During the Employment Period, the Executive shall receive either an automobile owned or leased by the Company or a monthly automobile allowance, as reasonably determined by the Company, which automobile or allowance will be at least equivalent (i.e., the same make and model, or equivalent value thereof) to that which the Company is providing to the Executive as of the date hereof. To the extent that the Company elects to provide a monthly automobile allowance, such allowance will be paid in accordance with Company policy as established from time to time, but in no event later than March 15th of the year following the year in which it shall accrue.

(f)       Indemnification; Directors’ and Officers’ Liability Insurance. Both during and after the Employment Period, regardless of the reason for termination, the Company hereby agrees to indemnify the Executive and hold him harmless to the maximum extent permitted by applicable law against and in respect of any and all actions, suits, proceedings, investigations, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s performance of his duties and obligations with the Company hereunder. The Company will advance to the Executive as incurred any costs and expenses (including attorney’s fees) incurred in the defense of any such action, suit, proceeding or investigation, subject to any limitation pursuant to applicable law. The Company will cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Employment Period in the same amount and to the same extent as the Company covers its other active officers and directors. The foregoing obligations will survive the termination of the Executive’s service with the Company.

(g)      Equity Awards. During the Employment Period, the Executive shall be eligible to participate in the Company’s Long-Term Incentive Plan (the LTIP) (or any successor plan) on the terms set forth by the Compensation Committee in its sole discretion, which program(s) may include restricted stock awards or units (Equity Awards). The actual grant date fair value of any Equity Award will be determined by the Compensation Committee based on its assessment of the Executive’s performance. The Equity Awards shall be granted pursuant to the terms of the LTIP and an award agreement to be entered into between the Company and the Executive.

4.         Termination and Compensation Thereon.

(a)      Termination Date. Subject to the terms and conditions of this Agreement, the Executive’s employment pursuant to this Agreement may be terminated either by the Executive or the Company at any time and for any reason. The term “Termination Date” shall mean the date upon which the Executive’s employment is terminated (i) by his death, (ii) by his Incapacity (as defined in Section 4(c)), (iii) otherwise in accordance with this Agreement, (iv) upon the occurrence of a Change of Control in accordance with Section 4(f), or (v) for any other reason the Executive incurs a Separation from Service (as defined in Section 12(c)).

(b)      Death. The Executive’s employment shall terminate upon his death. In such event, the Company shall, within thirty (30) days following the date of death, pay to such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to the Executive’s estate, a lump-sum amount equal to the sum of (A) two (2) times the Executive’s Salary and (B) two (2) times the Executive’s Target Bonus, in the case of each of clauses (A) and (B) at the rates in effect as of the Termination Date (the lump sum amount determined in accordance with this Section 4(b), the Termination Amount).

(c)      Incapacity. If, in the reasonable judgment of the Board, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his full-time duties as described in this Agreement for the entire period of six (6)

consecutive months (Incapacity), the Executive’s employment shall terminate at the end of the six (6)-month period. In such event, upon the Termination Date, the Company shall pay to the Executive a lump sum payment equal to the Termination Amount. The lump sum payment shall be made on the sixtieth (60th) day following the Termination Date, provided that prior to the payment date the Executive signs a waiver and release agreement in substantially the form of the Release Agreement and such release becomes effective and irrevocable in its entirety prior to such date. If the waiver and release does not become effective and irrevocable on or prior to the payment date set forth in the preceding sentence, the Company shall have no further obligations pursuant to Sections 4(c) or 4(g) of this Agreement. Any dispute between the Board and the Executive with respect to the Executive’s Incapacity shall be settled by reference to a competent medical authority mutually agreed to by the Board and the Executive, whose decision shall be limited to a determination of whether the Board had exercised reasonable judgment in making a determination of the Executive’s Incapacity and shall be binding on all parties, without any right to appeal.

(d)      Termination by the Company for Cause; Resignation by the Executive without Good Reason.

(i)                 If the Executive’s employment is terminated by the Company for Cause or the Executive resigns his employment for any reason (other than for Good Reason, as defined below), the Company shall have no further obligations to the Executive hereunder after the Termination Date, except for unpaid Salary and benefits accrued through the Termination Date.

(ii)               For purposes of this Agreement, “Cause” shall mean (A) the Executive’s material failure, refusal or neglect to perform and discharge his powers, duties and responsibilities hereunder (including duties prescribed by the Board pursuant to Section 2), other material breach of the terms hereof, or breach of any fiduciary duties he may have because of any position he holds with the Company or any subsidiary or affiliate thereof; (B) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; or (C) a felony conviction or a conviction for any crime involving the Executive’s personal dishonesty or moral turpitude.

(iii)             For purposes of this Agreement, “Good Reason” shall mean any of the following events, which continues for more than thirty (30) days after the Executive’s written notice to the Company thereof: (A) the Executive’s principal office location is moved to, and continues to be, a location more than fifty (50) miles from its current location as of the Effective Date (it being understood that travel shall not be considered a move or relocation); (B) Executive’s position, powers, duties and responsibilities under Section 2 above are and continue to be materially reduced without his written agreement, or (C) Executive’s compensation and benefits payable are and continue to be eliminated or materially reduced without his written agreement. Unless the Executive gives the Company a written notice setting forth the basis of the occurrence of the Good Reason event in reasonable detail within ninety (90) days of the Executive’s knowledge of the event which, after any applicable notice and the lapse of the 30-day cure period set forth above, would constitute Good Reason, such event will cease to be an event constituting Good Reason.

(e)      Termination Without Cause; Notice of Non-Renewal; Termination for Good Reason; Retirement from the Company. The Company may terminate the Executive’s employment hereunder at any time without Cause, and the Executive may terminate his employment hereunder at any time for Good Reason, or voluntarily retire from the Company. In any such event, subject to the consent of the Committee in the event of the Executive’s voluntary retirement, or upon non-renewal of this Agreement by the Company at any time in accordance with Section 1, the Company shall pay to the Executive a lump sum payment equal to the Termination Amount. The lump sum payment shall be made on the sixtieth (60th) day following the Termination Date, provided that prior to the payment date the Executive signs a waiver and release agreement in substantially the form of the Release Agreement and such waiver and release becomes effective and irrevocable in its entirety prior to such date. If the waiver and release does not become effective and irrevocable on or prior to the payment date set forth in the preceding sentence, the Company shall have no further obligations pursuant to Sections 4(e) or 4(g).

(f)       Change in Control.

(i)                 If a Change in Control occurs during the Employment Period Executive’s employment shall be terminated, and the Company shall pay to the Executive a lump sum amount equal to the Termination Amount; provided that the Termination Amount shall be calculated using the rates in effect on the Change in Control Date. The lump sum payment shall be made within thirty (30) days following the Change in Control Date without any action by the Executive. For purposes of determining the Company’s obligations under this Section 4(f), the date on which a Change in Control is effective shall be referred to as the “Change in Control Date.”

(ii)               For purposes of this Agreement, a “Change in Control” shall mean (A) the consummation of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the stockholders of the Company immediately prior to the reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to the reorganization, merger, consolidation or other transaction; (B) the consummation of a liquidation or dissolution of the Company, (C) the sale of all or substantially all of the assets of the Company, (D) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; (E) the acquisition (other than from the Company) by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of more than 50% of either the then outstanding shares of the common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (I) the Company or any of its Subsidiaries or joint ventures, partnerships or business organizations in which the Company or its Subsidiaries have an equity interest, (II) any person, entity or “group” that as of the Effective Date owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) or a Controlling Interest or (III) any employee benefit plan of the Company or any of its Subsidiaries or joint ventures, partnerships or business organizations in which the Company or its Subsidiaries have an equity interest. Notwithstanding the foregoing, with respect to any payment hereunder that is subject to Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (Section 409A), the payment or settlement of which will accelerate upon a Change in Control, no event set forth in an agreement applicable to the Executive or clauses (A), (B) or (C) will constitute a Change in Control for purposes of this Agreement unless the event also constitutes a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the Company’s assets” as defined under Section 409A.

(g)      Benefit Continuation. Except to the extent equivalent benefits are provided by B/E Aerospace, Inc., KLX Inc. (or any of their respective successors), if the Executive’s employment is terminated pursuant to Sections 4(c), 4(e) or 4(f), or upon non-renewal of this Agreement by the Company at any time in accordance with Section 1, the Company shall provide the Executive and his eligible dependents with continued participation in medical, dental and health benefit plans available to the Company’s executive officers on similar terms and conditions as active executives, from the Termination Date until the date that is eighteen (18) months following the Termination Date; provided, however, that the continuation of such benefits shall be subject to the respective terms of the applicable plan, in effect from time to time, and the timely payment by the Executive of his applicable share of the applicable premiums in effect from time to time and, except with respect to a termination of employment pursuant to Section 4(f), that the Executive signs a waiver and release agreement in substantially the form of the Release Agreement and such waiver and release becomes effective and irrevocable in its entirety. The benefit continuation provided pursuant to this Section 4(g) shall satisfy the Company’s obligation to provide continuation coverage under COBRA. To the extent that reimbursable medical and dental care expenses constitute deferred compensation for purposes of Section 409A, the Company shall reimburse the medical and dental care expenses as soon as practicable consistent with the Company’s practice, but in no event later than the last day of the calendar year next following the calendar year in which such expenses are incurred. This is in addition to, and not in lieu of, any retirement health benefit program to which the Executive may otherwise be entitled.

5.         Amendments. No amendment to this Agreement or any Exhibit hereto shall be effective unless it shall be in writing and signed by each party hereto.

6.         Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by facsimile at a facsimile number provided in writing by the receiving party or three days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) or when sent via email with acknowledgement of receipt:

If to the Company, to it at:

KLX Energy Services Holdings, Inc.

1300 Corporate Center Way

Wellington, FL 33414

Attention: General Counsel

If to the Executive, to his at:

The address (or to the facsimile number) shown
in the books and records of the Company.

7.         Entire Agreement. This Agreement, the 2018 Proprietary Rights Agreement and the Release Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including, without limitation, the Employment Letter. For the avoidance of doubt, nothing herein shall be interpreted to alter the terms and conditions of that certain Restricted Stock Award Agreement, by and between the Executive and the Company, dated September 14, 2020.

8.         Headings. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning of this Agreement.

9.         Counterparts. This Agreement may be executed in any number of counterparts which together shall constitute one instrument.

10.      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and shall in all respects be interpreted, enforced, and governed under the laws of said State, without regard for, or consideration of, any conflicts of law principles.

11.      Withholding. All payment made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

12.       Section 409A.

(a)      If any amounts that become due under Section 4 of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until the Executive incurs a “Separation from Service” (as defined in Section 12(c), below) if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.

(b)      Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “Specified Employee” (as defined in Section 12(c), below) he shall not be entitled to any payments of “nonqualified deferred compensation” upon a Separation from Service until the earlier of (i) the date which is the first (1st) business day following the date that is six (6) months after the Executive’s Separation from Service for any reason other than death or (ii) the Executive’s date of death. The provisions of this Section 12(b) shall only apply if required to comply with Section 409A.

(c)      For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) and determined in accordance with the default rules under Section 409A. “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(i), as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(d)      It is intended that the terms and conditions of this Agreement comply with Section 409A. If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A, the Company may, in its sole discretion and without the Executive’s consent, modify the Agreement to: (i) comply with, or avoid being subject to, Section 409A, (ii) avoid the imposition of taxes, interest and penalties under Section 409A, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. This Section 12(d) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Section 409A.

(e)      Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company Group covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A. No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

13.       Enforceability; Waiver. The invalidity and unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement. The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

14.      Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. This Agreement may be assigned by the Company. The Executive may not assign or delegate his duties under this Agreement without the Company’s prior written approval.

15.      Survival. The obligations of the Executive pursuant to the 2018 Proprietary Rights Agreement (where applicable) and the entitlements of the Executive and obligations of the Company pursuant to Section 4 of this Agreement, shall each survive any termination or expiration of this Agreement, or any termination or resignation of the Executive’s employment, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXECUTIVE

/s/ Thomas P. McCaffrey
Thomas P. McCaffrey

KLX ENERGY SERVICES HOLDINGS, INC.

/s/ s Amin J. Khoury
Name: Amin J. Khoury
Title: President and Chief Executive Officer

[Signature Page to McCaffrey Employment Agreement]

EXHIBIT A

2018 Proprietary Rights Agreement

KLX ENERGY SERVICES HOLDINGS, INC. PROPRIETARY RIGHTS
AGREEMENT

This Proprietary Rights Agreement ("Agreement") is intended to set forth in writing my responsibility to KLX Energy Services Holdings, Inc. and/or any of its subsidiaries or affiliated businesses (collectively, the "Company") during my employment, consultancy, and/or tenure as an independent contractor with the Company and thereafter. I recognize that the Company is engaged in a continuous program of research, development and production respecting its business, present and future. As part of my employment, consultancy, and/or tenure as an independent contractor with the Company, I have certain obligations relating to business, confidential and/or proprietary information of the Company.

I acknowledge and agree that:

1.           Agreement and Effective Date

This Agreement shall be effective on, the first day of my employment, consultancy, and/or tenure as an independent contractor with the Company and shall continue in effect throughout my employment, consultancy, and/or tenure as an independent contractor (the "Agreement Period"). As an inducement to, and in consideration of, my acceptance and/or continuation of employment, consultancy, and/or tenure as an independent contractor with the Company, and the Company's compensating me for services and extending to me certain other benefits of a compensatory nature, but without any obligation on the Company's part to continue such employment, compensation or benefits for any specified period whatsoever, I agree to protect, safeguard and maintain the integrity and confidentiality of the Company's valuable assets and legitimate business interests in accordance with the terms and conditions set forth in this Agreement.

2.          Confidentiality

2.1	Permitted Use. I will maintain in confidence and will not disclose or use, either during or after the Agreement Period, any "Proprietary Information", whether or not in written form, except to the extent required to perform my duties on behalf of the Company.

2.2	Definition of Proprietary Information. As used in this Agreement, Proprietary Information means all of the following materials and information that I use, receive, have access to, conceive or develop or have used, received, conceived or developed, in whole or in part, in connection with my employment, consultancy and/or tenure as an independent contractor with the Company:

(i)       Written materials of the Company;

The names and information relating to customers and prospective customers of the Company and/or persons, firms, corporations or other entities with whom the Company has provided goods or services at any time, including contact persons, addresses and phone numbers, their characteristics and preferences and types of services provided to or received from those customers and prospective customers;

The terms of various agreements between the Company and any third parties, including without limitation, the terms of customer agreements, vendor or supplier agreements, lease agreements, advertising agreements, fee arrangements, terms of dealing and the like;

(iii)	Any data or database, trading algorithms or processes, or other information compiled by the Company, including, but not limited to, customer lists, customer information, information concerning the Company, or any business in which the Company is engaged or contemplates becoming engaged, any company with which the Company engages in business, any customer, prospective customer or other person, firm or corporation to whom or which the Company has provided goods or services or to whom or which any employee of the Company has provided goods or services on behalf of the Company, or any compilation, analysis, evaluation or report concerning or deriving from any data or database, or any other information;

(iv)	All policies, procedures, strategies and techniques regarding the services performed by the Company or regarding the training, marketing and sales of the Company, either oral or written. The Company's internal corporate policies and practices related to its services, price lists, fee arrangements and terms of dealings with customers or potential customers or vendors. Information relating to formulas, records, research and development data, trade secrets, processes, other methods of doing business, forecasts and business and marketing plans;

(v)	Any other information, data, know-how or knowledge of a confidential or proprietary nature observed, used, received, conceived or developed by me in connection with my employment, consultancy, and/or tenure as an independent contractor by the Company, including and not limited to the Company's methodologies, price strategies, price lists, costs and quantities sold, financial and sales information, including, but not limited to, the Company's financial condition, business interests, initiatives, objectives, plans or strategies; internal information regarding personnel identity, skills, compensation, organizational charts, budgets or costs of individual departments, and the compensation paid to those working for or who provide services to the Company; and performance of investments, funds or portfolio companies, including any "track record" or other financial performance information or results;

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(vi)	All other non-public information regarding the amount and nature of the capital and assets owned or controlled by, or net worth of, the Company and/or any of the Company's shareholders, members, partners, employees or investors; the investments made, directly or indirectly, by the Company (including, but not limited to, any partnerships, corporations or other entities in which the Company may invest and the assets which any of those entities acquires); the expected or actual rates of return or holding periods of any investment by the Company; the respective interest in any investment of any of its shareholders, members, partners or investors or the manner in which those interests are held; the identities of the other persons or entities who participate in any investment made by the Company; and financial statements, projections, budgets and market information;

(vii)	All discoveries, software (including, without limitation, both source code and object code), models, drawings, photographs, specifications, trademarks, formulas, patterns, devices, compilations and all other proprietary know-how and technology, whether or not patentable or copyrightable, and all copies and tangible embodiments of any of the foregoing, and that have been or will be created for the Company by me, whether alone or with others;

(viii)	The Company's inventions, products, research and development, production processes, manufacturing and engineering processes, machines and equipment, finances, customers, marketing, and production and future business plans, information belonging to customers or suppliers of the Company disclosed incidental to my employment, consultancy, and/or tenure as an independent contractor and any other information which is identified as confidential by the Company; and

(ix)	"Trade Secrets", which shall include, but not be limited to, information regarding formulas, processes or methods that: (a) derive independent economic value, actual or potential, from not being generally known to or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of reasonable efforts by the Company to maintain its secrecy. "Trade Secrets" shall also include all other information or data that qualifies as a trade secret under applicable law.

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3.           Trade Secrets

3.1       Use and Return of Proprietary Information and Trade Secrets:

(i)	I agree that, upon termination of my employment (if applicable) and/or tenure as an independent contractor with the Company for any reason (regardless of whether or not the Company retains me as a consultant) or at any other time upon the Company's request, I shall return to Company, without retaining any copies, all Proprietary Information and Trade Secrets, as well as all other Company's documents and other materials, which are in my possession regardless of the form in which any such materials are kept;

(ii)	T acknowledge that all documents, in hard copy or electronic form, received, created or used by me in connection with my employment, consultancy, and/or tenure as an independent contractor with the Company are and will remain the property of the Company. I agree to return all such documents (including all copies) promptly upon the termination of my employment, consultancy, and/or tenure as an independent contractor, certify that no other documents remain, and agree that, during or after my employment, consultancy, and/or tenure as an independent contractor, I will not, under any circumstances, without the written consent of the Company, disclose those documents to anyone outside the Company or use those documents for any purpose other than the advancement of the Company's interests;

3.2	Defense of Trade Secrets Act. Notwithstanding anything to the contrary, I understand and acknowledge that the Company has informed me that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for (i) the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Additionally, notwithstanding anything to the contrary, I understand and acknowledge that the Company has informed me that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to a court order.

4.           No Conflicting Obligations

Except as otherwise set forth in the Employment Letter, my performance of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment, consultancy, and/or tenure as an independent contractor with the Company. I will not disclose, induce, or permit the Company to, either directly or indirectly, use, any confidential or proprietary information or material belonging to any previous employer or other person or entity. Except as otherwise set forth in the Employment Letter, I am not a party to any other agreement that will interfere with my full compliance with this Agreement. I will not enter into any agreement, whether written or oral, conflicting with the provisions of this Agreement.

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5.           Whistleblowing

Nothing in this Agreement or any other agreement between you and the Company shall be interpreted to limit or interfere with your right to report good faith suspected violations of law to applicable government agencies, including the Equal Employment Opportunity Commission, National Labor Relation Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other applicable federal, state or local governmental agency, in accordance with the provisions of any "whistleblower" or similar provisions of local, state or federal law. You may report such suspected violations of law, even if such action would require you to share the Company's Proprietary Information or Trade Secrets with the government agency, provided that any such Proprietary Information is protected to the maximum extent permissible and any such information constituting Trade Secrets is filed only under seal in connection with any court proceeding. Lastly, nothing in this Agreement or any other agreement between you and the Company will be interpreted to prohibit you from collecting any financial incentives in connection with making such reports nor to require you to notify or obtain approval by the Company prior to making such reports to a government agency.

6.            Survival

Notwithstanding the termination of the Agreement Period, this Agreement shall survive such termination and continue in accordance with its terms and conditions. Unless provided otherwise in a written contract with the Company, this Agreement does not in any way restrict my right or the right of the Company to terminate my employment, consultancy, and/or tenure as an independent contractor at any time, for any reason or for no reason.

7.            Specific Performance

A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages, if appropriate).

8.            Waiver

The waiver by the Company of a breach of any provision of this Agreement by me will not operate or be construed as a waiver of any other or subsequent breach by me.

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9.            Severability

If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic effect as the original provision and the remainder of this Agreement will remain in full force.

10.          Governing Law

This Agreement will be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the state of Florida.

11.         Entire Agreement

Except for the Employment Letter (and the exhibits thereto), this Agreement constitutes the entire agreement between the parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral, except for prior proprietary rights agreements which shall for the period prior to the effective date of this Agreement be deemed to be in addition to, and not in lieu of, this Agreement for such prior period. This Agreement may be amended or modified only with the written consent of both me and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

12.         Assignment

This Agreement may be assigned by the Company. I may not assign or delegate my duties under this Agreement without the Company's prior written approval. This Agreement shall be binding upon my hairs, successors and permitted assignees.

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Date: September 14, 2018

EMPLOYEE
/s/ Thomas P. McCaffrey
(Name)
Thomas P. McCaffrey
(Printed Name)

KLX ENERGY SERVICES HOLDINGS, INC.

By:	/s/ Amin J. Khoury
Title:	President and Chief Executive Officer

Signature Page to the Proprietary Rights Agreement

EXHIBIT B

Release Agreement

EXHIBIT A

Form of Mutual Waiver Agreement

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release (the "Agreement"), is made as of _______        , 20____ , by and between KLX Energy Services Holdings, Inc., a Delaware corporation (the "Company") and Thomas P. McCaffrey ("Employee’'), for the purpose of memorializing the terms and conditions of the Employee's departure from the Company's employment.

Now, therefore, in consideration of the sum of one dollar ($1.00) and the mutual promises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, (the "Settlement Consideration"), the parties hereto, intending to be legally bound, hereby agree as follows:

1.                   Termination; Employment Letter. Effective__________       , 20___ , Employee's employment with the Company was terminated. Upon Employee's termination. Employee and the Company shall each have those respective surviving rights, obligations and liabilities described in that certain Employment Letter, dated as of September 14, 2018, by and between Employee and the Company (the "Employment Letter") and that certain Restricted Stock Award Agreement, dated as of September 14, 2018. by and between Employee and the Company (the "Restricted Stock Agreement").

2.                   Non-Released Claims.

(a)               Employee Non-Released Claims. It is explicitly agreed, understood and intended that the general release of claims provided tbr in this Agreement shall not include or constitute a waiver of the Company's, its agent, representative or designee's obligations to Employee (i) that arc specified in the Employment Letter as surviving the termination of Employee's employment, (ii) that arise out of or from respondeat superior principles, (iii) for claims for indemnification and defense under any organizational documents. agreement, insurance policy, or at law or in equity concerning either the Company, its subsidiaries, affiliates, directors, officers or employees, (iii) concerning any deferred compensation plan, 401(k) plan, equity plan or retirement plan and (iv) any claims not waivable under applicable law, collectively, the "Employee Non-Released Company Claims".

(b)              Company Non-Released Claims. It is explicitly agreed, understood and intended that the general release of claims provided for in this Agreement shall not include or constitute a waiver of (i) the Employee's obligations to the Company concerning the Company's confidential information and proprietary rights that survive Employee's termination of employment, including those specified in that certain Proprietary Rights Agreement, dated as of September 14, 2018, by and between Employee and the Company (the "Proprietary Rights Agreement") (ii) any claim of the Company for fraud based on willful and intentional acts or omissions of Employee, other than those taken in good faith and in a manner that Employee believed to be in or not opposed to the interests of the Company, proximately causing a financial restatement by the Company and (iii) any claims not waivable by the Company under applicable law, collectively, the "Company Non-Released Employee Claims".

3.                   General Release in Favor of the Company: Employee, for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the "Releasers"), hereby forever releases and discharges the Company, its Board of Directors, and any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, Administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities) (collectively, the "Releasees") from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasers ever had, now have or hereafter can, shall or may have against Releasees up to and including the date of the execution of this Agreement, except for the Employee Non-Released Company Claims. Without limiting the generality of the foregoing, Releasers hereby release and discharge Releasees from:

(a)              any and all claims for backpay, frontpay, minimum wages, overtime compensation, bonus payments, benefits, reimbursement for expenses, or compensation of any kind (or the value thereof), and/or for liquidated damages or punitive damages (under any applicable statute or at common law);

(b)              any and all claims, relating to Employee's employment by the Company, the terms and conditions of such employment, employee benefits related to Employee's employment, the termination of Employee's employment, and/or any of the events relating directly or indirectly to or surrounding such termination;

(c)               any and all claims of discrimination, harassment, whistle blowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Florida Civil Rights Act of 1992, the Florida Whistle-Blower Law (Fla. Stat. § 448.101 et seq.), the Florida Equal Pay Act, and waivable rights under the Florida Constitution;

(d)              any and all claims under any contract, whether express or implied;

(e)               any and all claims for unintentional or intentional torts, l'or emotional distress and for pain and suffering;

(f)               any and all claims for violation of any statutory or administrative rules, regulations or codes;

(g)               any and all claims for attorneys' fees, costs, disbursements, wages, bonuses, benefits, vacation and/or the like;

which Releasers ever had, now have or hereafter can, shall or may have against Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement, except for the Employee Non-Released Company Claims.

4.                   General Release in Favor of Employee. The Releasees, and each of them, hereby release Releasers, and each of them, from all claims or causes or action whatsoever, known or unknown, including any and all claims of the common law of the State of Florida. including but not limited to breach of contract (whether written or oral), promissory estoppel, defamation, unjust enrichment, or claims for attorneys' fees and costs and all claims which were alleged or could have been alleged against the Employee which arose from the beginning of the world to the date of this Agreement. except for the Company Non-Released Employee Claims.

5.                   Reserved.

6.                   Covenants not to Sue.

(a)              Employee Covenant not to Sue. Employee represents and warrants that to date, he has not filed any lawsuit, action, complaint or charge of any kind with any federal, state, or county court or administrative or public agency against the Company or any other Releasee. Without in any way limiting the generality of the foregoing, Employee hereby covenants not to sue or to assert, prosecute, or maintain. directly or indirectly, in any form, any claim or cause of action against any person or entity being released pursuant to this Agreement with respect to any matter, cause, omission, act, or thing whatsoever, occurring in whole or in part on or at any time prior to the date of this Agreement, except for the Employee Non-Released Company Claims. Employee agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Agreement.

(b)              Company Covenant not to Sue. The Company represents and warrants that to date, it has not filed any lawsuit, action, complaint or charge of any kind with any federal, state, or county court or administrative or public agency against Employee or any other Releaser. Without in any way limiting the generality of the foregoing, the Company hereby covenants not to sue or to assert, prosecute, or maintain, directly or indirectly, in any form, any claim or cause of action against any person or entity being released pursuant to this Agreement with respect to any matter, cause, omission, act, or thing whatsoever, occurring in whole or in part on or at any time prior to the date of this Agreement, except for the Company Non-Released Employee Claims The Company agrees that it will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Agreement.

7.                   No Admission. The making of this Agreement is not intended, and shall not be construed, as an admission that the Company or any of the Releasees, has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrongdoing whatsoever.

8.                   Effectiveness. This Agreement shall not become effective until the eighth day following Employee's signing of this Agreement ("Effective Date") and Employee may at any time prior to the Effective Date revoke this Agreement by giving notice in writing of such revocation to:

KLX Energy Services Holdings, Inc.

1300 Corporate Center Way,

Wellington, FL 33414
Attn: General Counsel

In the event that Employee revokes this Agreement prior to the eighth day a tier his execution thereof, this Agreement, and the promises contained herein, shall automatically be deemed null and void.

9.                   Employee Acknowledgement. Employee acknowledges that he has been advised in writing to consult with an attorney before signing this Agreement, and that Employee has been afforded the opportunity to consider the terms of this Agreement for twenty-one (21) days prior to its execution. Employee further acknowledges that he has read this Agreement in its entirety, that he fully understands all of its terms and their significance, that he has signed it voluntarily and of Employee's own free will, and that Employee intends to abide by its provisions without exception.

10.                Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect, however, the remaining provisions shall be enforced to the maximum extent possible.

11.                Entire Agreement. This Agreement, the Restricted Stock Agreement, the Proprietary Rights Agreement and the Employment Letter. taken together, constitute the complete understanding between the parties and supersedes all such prior agreements between the parties and may not be changed orally. Employee acknowledges that neither the Company nor any representative of the Company has made any representation or promises to Employee other than as set forth herein or therein. No other promises or agreements shall be binding unless in writing and signed by the parties.

12.                General Provisions.

(a)              Governing Law; Jurisdiction; Venue. This Agreement shall be enforced, governed and interpreted by the laws of the State of Florida without regard to Florida's conflict of laws principles. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in a court of competent jurisdiction in the State of Florida in Palm Beach County. Each party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue in such Florida court.

(b)              Prevailing Party. In the event of any litigation, dispute or contest arising from a breach of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred in connection with such litigation, dispute or contest, including without limitation, reasonable attorneys' fees, disbursement and costs, and experts' fees and costs.

(c)               Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument.

(d)               Binding Effect. This Agreement is binding upon, and shall inure to the benefit of, the parties, the Releasers and the Releasees and their respective heirs, executors, administrators, successors and assigns.

(e)               Interpretation. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption that the provisions hereof shall be more strictly construed against one party who prepared the Agreement, it being agreed that all parties have participated in the preparation of all provisions of this Agreement.

(f)                Defense of Trade Secrets Act. Notwithstanding anything to the contrary in this Agreement or otherwise, Employee understands and acknowledges that the Company has informed Employee that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for (i) the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (ii) the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Additionally, notwithstanding anything to the contrary in this Agreement or otherwise, Employee understands and acknowledges that the Company has informed Employee that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to a court order.

(g)               Whistleblowing. Nothing in this Agreement or any other agreement between Employee and the Company shall be interpreted to limit or interfere with Employee's right to report good faith suspected violations of law to applicable government agencies. including the Equal Employment Opportunity Commission, National Labor Relation I3oard, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other applicable federal, state or local governmental agency, in accordance with the provisions of any "whistleblowern or similar provisions of local, state or federal law. Employee may report such suspected violations of law, even if such action would require Employee to share the Company's proprietary information or trade secrets with the government agency, provided that any such information is protected to the maximum extent permissible and any such information constituting trade secrets is filed only under seal in connection with any court proceeding. Lastly, nothing in this Agreement or any other agreement between Employee and the Company will be interpreted to prohibit Employee from collecting any financial incentives in connection with making such reports or require Employee to notify or obtain approval by the Company prior to making such reports to a government agency.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Separation Agreement and Mutual Release as of the date first written above.

KLX ENERGY SERVICES HOLDINGS, INC.

By:

Thomas P. McCaffrey		PRINT NAME:

TITLE:

STATE OF FLORIDA	)

) ss.

COUNTY OF	)

I HEREBY CERTIFY, that on this day, before me, an officer duly authorized in the State and County aforesaid to take acknowledgments, personally appeared Thomas P. McCaffrey, to me known to be the person described in and who executed the foregoing instrument, and acknowledged to and before me that he/she executed the same. This individual is personally known to me or has produced a ___________________ as identification and did take an oath.

SWORN TO AND SUBSCRIBED before me this ___ day of ________, 20        .

Notary Public

My Commission Expires: